SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

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BOSTON SCIENTIFIC CORPORATION

(Name of Registrant as Specified In Its Charter)

BOSTON SCIENTIFIC CORPORATION

(Name of Person(s) Filing Proxy Statement)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
PROPOSALS TO BE VOTED UPON
STOCK OWNERSHIP
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
STOCK OWNERSHIP OF OFFICERS, DIRECTORS AND NOMINEES
INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS
COMMITTEES OF THE BOARD
BOARD COMMITTEE MEMBERSHIP
EXECUTIVE OFFICERS
Summary Compensation Table
2003 OPTION/SAR GRANTS(1)
TOTAL 2003 OPTION/SAR EXERCISES AND YEAR-END OPTION/SAR VALUES(1)
REPORT ON EXECUTIVE COMPENSATION FOR 2003 OF THE EXECUTIVE COMPENSATION AND HUMAN RESOURCES COMMITTEE
REPORT FOR 2003 OF THE AUDIT COMMITTEE
STOCK PERFORMANCE GRAPH
Equity Compensation Plans
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS
AUDIT COMMITTEE CHARTER

Natick, Massachusetts

April 9, 2004

Dear Boston Scientific Stockholder:

       You are cordially invited to attend Boston Scientific Corporation’s Annual Meeting of Stockholders to be held on Tuesday, May 11, 2004, at 10:00 A.M. Eastern Daylight Time, at the FleetBoston Financial Building, 100 Federal Street, Boston, Massachusetts.

       This year you are being asked to (i) elect four directors, (ii) ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2004 fiscal year, and (iii) act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof. These matters are fully described in the accompanying Notice of Annual Meeting and proxy statement.

       Our Board of Directors urges you to read the accompanying proxy statement and recommends that you vote “FOR” the director nominees and the ratification of the appointment of Ernst & Young as the Company’s independent auditors.

       At the meeting, management will also report on the Company’s performance and an opportunity will be provided for stockholders to ask questions.

       The Board of Directors appreciates and encourages stockholder participation in the Company’s affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request that you sign, date and mail the enclosed proxy card in the envelope provided at your earliest convenience. Record holders may also vote electronically or telephonically by following the instructions printed on the enclosed proxy card.

       Thank you for your cooperation.

Very truly yours,

PETER M. NICHOLAS
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Natick, Massachusetts

April 9, 2004

       The Annual Meeting of Stockholders of Boston Scientific Corporation will be held at the FleetBoston Financial Building, 100 Federal Street, Boston, Massachusetts on Tuesday, May 11, 2004, at 10:00 A.M. Eastern Daylight Time, for the following purposes:

(1)	To elect four Class III directors to serve until the 2007 Annual Meeting of Stockholders;

(2)	To ratify the appointment of Ernst & Young LLP, as the Company’s independent auditors, for the fiscal year ending December 31, 2004; and

(3)	To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

       Only stockholders of record at the close of business on March 19, 2004, are entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.

       Please sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. So that your shares will be represented whether or not you attend the Annual Meeting, record holders may also vote electronically or telephonically by following the instructions printed on your proxy card.

By Order of the Board of Directors

Paul W. Sandman
Secretary

ONE BOSTON SCIENTIFIC PLACE

NATICK, MASSACHUSETTS 01760

April 9, 2004

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Annual Meeting

      The Annual Meeting of Stockholders of Boston Scientific Corporation (“Boston Scientific” or the “Company”) will be held on Tuesday, May 11, 2004, at 10:00 A.M. Eastern Daylight Time, at the FleetBoston Financial Building, 100 Federal Street, Boston, Massachusetts. At this meeting, stockholders will be asked to elect four directors and ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2004 fiscal year. Management of the Company will also report on the Company’s performance during fiscal 2003 and respond to questions from stockholders.

Who is entitled to attend and vote at the Annual Meeting?

      Stockholders of record at the close of business on March 19, 2004, are entitled to attend and vote at the Annual Meeting. Each share of common stock is entitled to one vote. The proxy card provided with this proxy statement indicates the number of shares of Boston Scientific common stock that you own and are entitled to vote.

What constitutes a quorum at the meeting?

      The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on March 19, 2004, the record date, will constitute a quorum for purposes of this meeting. As of the record date, 834,686,988 shares of Boston Scientific common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked “withhold” or “abstain” and broker non-votes (described below) will be counted.

How do I vote by proxy?

      Your vote is very important. Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the envelope provided. No postage is required if your proxy card is mailed in the United States.

      If you properly fill in your proxy card and our transfer agent receives it in time to vote at the meeting, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board, as follows:

(1)	FOR the election of each of the four nominees for director; and

(2)	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004.

      If any other matter is properly presented at the meeting or if the meeting is to be postponed or adjourned, your proxy will vote your shares in accordance with his best judgment. At present, the Board knows of no other business which is intended to be brought before or acted upon at this Annual Meeting.

Can I vote by telephone or electronically?

      If you are a registered stockholder (that is, if you hold your stock in your own name), you may vote by telephone or electronically through the Internet by following the instructions printed on your proxy card.

How do I vote if my shares are held by my broker?

      If your shares are held by your broker in “street name,” you will need to instruct your broker how to vote your shares in the manner provided by your broker. Your broker may also offer electronic or telephonic voting.

What discretion does my broker have to vote my shares held in “street name”?

      At this time, New York Stock Exchange rules allow your broker to vote your shares with respect to the election of directors and the ratification of the Company’s independent auditors, even if it does not receive instructions from you, so long as it holds your shares in its name. There are, however, certain matters with respect to which brokers do not have discretionary authority. Should such a matter come to a vote at the Annual Meeting and your broker has not received voting instructions from you, your shares will not be voted on that matter. Shares represented by “broker non-votes” will, however, be counted in determining whether there is a quorum.

Can I change my vote after I return my proxy card?

      Yes. You may change your vote at any time before the proxy is exercised at the Annual Meeting. To change your vote, you may:

•	file with the Secretary of the Company a written notice “revoking” your earlier vote;

•	submit to our transfer agent a properly completed and signed proxy card with a later date;

•	vote again telephonically or electronically (available through 11:00 p.m. Eastern Time on May 10, 2004); or

•	vote in person at the meeting.

      The last dated proxy or vote cast will be counted.

How do I vote in person?

      If you plan to attend the Annual Meeting and vote in person, we will give you a ballot or a new proxy card when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 19, 2004, the record date for voting.

How do I vote my 401(k) and GESOP shares?

      If you participate in the Boston Scientific Corporation 401(k) Retirement Savings Plan (“401(k) Plan”) or participate in the Company’s Global Employee Stock Ownership Plan (“GESOP”), you will receive a single proxy card that covers both shares credited to your plan account(s) and shares that you own of record that are registered in the same name. If any of your plan accounts is not registered in the same name as your shares of record, you will receive separate proxy cards for your record and plan holdings. Properly completed and signed proxy cards will serve to instruct the trustees and fiduciaries of the Company’s 401(k) Plan and GESOP how to vote any Company shares held in these plans on your behalf.

What vote is required to approve each proposal?

(1)	For the Election of Directors. The four nominees for director receiving the most votes from those shares present or represented at the Annual Meeting will be elected. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will be counted for purposes of determining whether there is a quorum, but will not count either “for” or “against” the nominee.

(2)	For Ratification of Independent Auditors. The affirmative vote of a majority of shares present or represented at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2004 fiscal year. A properly executed proxy marked “abstain” will not be voted “for” or “against” this proposal, but will be counted for purposes of determining the number of votes cast. Accordingly, an abstention will have the effect of a negative vote .

(3)	Other Matters. At present, the Board knows of no other matters to be presented for stockholder action at the Annual Meeting. Most other matters which may properly come before the meeting would require the affirmative vote of a majority of the shares represented and voting. A properly executed proxy marked “abstain” with respect to any of these matters will not be voted “for” or “against” the proposal(s), although it will be counted for purposes of determining the number of votes cast. Accordingly, an abstention will have the effect of a negative vote.

Is voting confidential?

      Yes. Proxy cards, ballots and voting tabulations are treated as confidential by the Company. Generally, only the inspectors of election and certain employees associated with processing proxy cards and counting the vote have access to these documents.

How is the Company soliciting proxies?

      Proxies will be solicited chiefly by mail, but additional solicitations may be made by electronic delivery, telephone or other media by the officers or employees of the Company. The Company may enlist the assistance of brokerage houses, fiduciaries, custodians and other third parties in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company.

PROPOSALS TO BE VOTED UPON

Proposal 1: Election of Directors.

      Currently, the Board of Directors of the Company consists of thirteen members, divided into three approximately equal classes. Each class serves for a period of three years, with the terms of office of the respective classes expiring at the Annual Meeting of Stockholders in successive years. Occasionally, a director may be elected for a shorter term in order to keep the number of directors in each class approximately equal. The term of the Company’s Class III directors expires at this Annual Meeting. The Board has nominated the following incumbent Class III directors to stand for re-election for a term of three years expiring at the Company’s 2007 Annual Meeting and until his or her successor has been elected and qualified: Ursula M. Burns, Marye Anne Fox, Ph.D., N.J. Nicholas, Jr. and John E. Pepper. Mr. Joseph A. Ciffolillo, a Class III director whose term expires at this Annual Meeting, is retiring from the Board and will be not standing for re-election. Accordingly, upon expiration of Mr. Ciffolillo’s term as director, the number of Board members will be reduced from thirteen to twelve members.

      The Company knows of no reason why any of the nominees would be unable to serve as a director. Should, however, such a situation arise, the Board may designate a substitute nominee or, alternatively, reduce the number of directors to be elected. If a substitute nominee is selected, the persons named as proxies will vote for that substitute nominee. Any vacancies not filled at the Annual Meeting may be filled by the Board.

Class III Directors (Term Expires 2007)

The Incumbent Nominees

Ursula M. Burns Age 45 Director since 2002	Ursula M. Burns is President of Business Group Operations and Corporate Senior Vice President of Xerox Corporation. Ms. Burns joined Xerox in 1980, subsequently advancing through several engineering and management positions. Ms. Burns served as Vice President and General Manager, Departmental Business Unit from 1997 to 1999, Senior Vice President, Worldwide Manufacturing and Supply Chain Services from 1999 to 2000, Senior Vice President, Corporate Strategic Services from 2000 to October 2001 and President of Document Systems and Solutions Group until her most recent appointment in January 2003. She serves on the Boards of Directors of the American Express Company, the National Association of Manufacturers, the University of Rochester and the Rochester Business Alliance. Ms. Burns served on the Board of Directors of Banta Corporation from 2001 to 2003. Ms. Burns earned a Bachelor of Science degree from Polytechnic Institute of New York and a Master of Science degree in mechanical engineering from Columbia University.

Class III Directors (Term Expires 2007) (continued)

Marye Anne Fox, Ph.D. Age 56 Director since 2001	Marye Anne Fox has been Chancellor of North Carolina State University and Distinguished University Professor of Chemistry since 1998. From 1976 to 1998, she was a member of the faculty at the University of Texas, where she taught chemistry and held the Waggoner Regents Chair in Chemistry from 1991 to 1998. She served as the University’s Vice President for Research from 1994 to 1998. Dr. Fox is the Co-Chair of the National Academy of Sciences’ Government-University-Industry Research Roundtable and serves on President Bush’s Council of Advisors on Science and Technology. She has served as the Vice Chair of the National Science Board. She also serves on the boards of a number of other scientific, technological and civic organizations, and is a member of the Boards of Directors of Red Hat Corp., Pharmaceutical Product Development, Inc., Burroughs-Wellcome Trust and the Camille and Henry Dreyfus Foundation. Dr. Fox also serves on the Board of Directors of W.R. Grace Co., a specialty chemical company that filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in April 2001. She has been honored by a wide range of educational and professional organizations, and she has authored more than 350 publications, including five books. Dr. Fox holds a B.S. in Chemistry from Notre Dame College, an M.S. in Organic Chemistry from Cleveland State University, and a Ph.D. in Organic Chemistry from Dartmouth College.

N. J. Nicholas, Jr. Age 64 Director since 1994	N. J. Nicholas, Jr. is a private investor. Previously, he served as President of Time, Inc. from September 1986 to May 1990 and Co-Chief Executive Officer of Time Warner, Inc. from May 1990 until February 1992. N. J. Nicholas, Jr. is a director of Xerox Corporation and Time Warner Cable, Inc. He has served as a director of Turner Broadcasting and member of the President’s Advisory Committee for Trade Policy and Negotiations and the President’s Commission on Environmental Quality. Mr. Nicholas is a Trustee of Environmental Defense and a member of the Council of Foreign Relations. Mr. Nicholas received an A.B. degree from Princeton University and an M.B.A. degree from Harvard Business School. He is also the brother of Peter M. Nicholas, Chairman of the Board of the Company.

John E. Pepper Age 65 Director since 2003	John E. Pepper is the Vice President for Finance and Administration of Yale University. Previously, Mr. Pepper served as the Chairman of the Executive Committee of the Board of Directors of The Procter & Gamble Company until December 2003. He also served in various positions at Procter & Gamble since 1963, including Chairman of the Board from 2000 to 2002, Chief Executive Officer and Chairman from 1995 to 1999, President from 1986 to 1995 and director since 1984. Mr. Pepper previously served as a director of the Company from November 1999 to May 2001 and is currently a member of the Board of Directors of Xerox Corporation and Motorola Inc. He also serves on the Board of Directors and is Honorary Co-Chair of the National Underground Railroad Freedom Center, and is a member of the Executive Committee of the Cincinnati Youth Collaborative. Mr. Pepper graduated from Yale University in 1960 and holds honorary doctoral degrees from Ohio State University, Xavier University, Mount St. Joseph College and St. Petersburg University (Russia).

The Board recommends that you vote “FOR” the election of all four nominees for director.

STOCK OWNERSHIP

Who are the largest owners of the Company’s stock?

      Set forth below are stockholders known by the Company to beneficially own more than 5% of the Company’s common stock. In general, “beneficial ownership” includes those shares a person or entity has the power to vote or transfer, and stock options that are exercisable currently or within 60 days. Unless otherwise indicated, the persons and entities named below have sole voting and investment power over the shares listed. The table below sets forth information, as of January 31, 2004, regarding the beneficial ownership of these individuals and entities. As of January 31, 2004, there were 829,623,485 shares of Company common stock outstanding.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
As of January 31, 2004

	Number of Shares	Percent of
Name	Beneficially Owned	Shares Outstanding

John E. Abele(1)	56,016,138	6.8%
c/o Boston Scientific Corporation One Boston Scientific Place Natick, MA 01760

Robert M. Dombroff	69,417,134	8.4%
as Trustee of The Abele Children’s Irrevocable Trust Dated October 29, 1979 c/o Bingham McCutchen LLP 100 Pearl Street Hartford, CT 06103

Peter M. Nicholas(2)	106,930,488	12.9%
c/o Boston Scientific Corporation One Boston Scientific Place Natick, MA 01760

Promerica, L.P.(3)	98,475,630	11.9%
Peter M. Nicholas, General Partner c/o The Bollard Group One Joy Street Boston, MA 02113

(1)	Includes 810,200 shares of common stock held by a charitable trust of which Mr. Abele shares voting and investment control, 361,438 shares of common stock held by a trust of which Mr. Abele shares voting and investment control, and 181,000 shares subject to exercisable options granted pursuant to the Company’s 1995 Long-Term Incentive Plan. Also includes 400,000 shares held by Mary S. Abele, the spouse of Mr. Abele, with respect to which Mr. Abele disclaims beneficial ownership.

(2)	Includes 98,475,630 shares of common stock held by Promerica, L.P., separately presented, a family limited partnership of which Mr. Peter M. Nicholas is general partner and as to which he is deemed to have beneficial ownership, 3,350,086 shares held jointly by Mr. Peter M. Nicholas and his spouse, with whom he shares voting and investment power, and 2,543,886 shares subject to exercisable options granted pursuant to the Company’s 1995 and 2000 Long-Term Incentive Plans. Also includes 152,000 shares held by Peter M. Nicholas, Llewellyn Nicholas and Anastasios Parafestas as trustees of an irrevocable trust for the benefit of Mr. N. J. Nicholas, Jr.’s children as to which Mr. Peter M. Nicholas disclaims beneficial ownership. Excludes 566,622 shares of common stock held by Ruth V. Lilly Nicholas and N. J. Nicholas, Jr. as Trustees of an irrevocable trust for the benefit of Mr. Peter M. Nicholas’ children and spouse as to which Mr. Peter M. Nicholas disclaims beneficial ownership.

(3)	These shares are also included in the shares held by Mr. Peter M. Nicholas, separately presented, because as general partner of Promerica, L.P., Mr. Nicholas is deemed to have beneficial ownership of these shares.

How much stock do the Company’s directors and executive officers own?

      The following table shows, as of January 31, 2004, the amount of common stock of the Company beneficially owned by:

(1)	the Company’s directors;

(2)	the executive officers of the Company named in the Summary Compensation Table below; and

(3)	all of the directors and executive officers of the Company as a group.

STOCK OWNERSHIP OF OFFICERS, DIRECTORS AND NOMINEES

As of January 31, 2004

	Number of Shares	Percent of
Name	Beneficially Owned	Shares Outstanding

John E. Abele(1)	56,016,138	6.8%
Ursula M. Burns(2)	5,333	*
Joseph A. Ciffolillo(3)	252,229	*
Joel L. Fleishman(4)	128,566	*
Marye Anne Fox(5)	11,313	*
Ray J. Groves(6)	28,999	*
Ernest Mario(7)	143,999	*
N.J. Nicholas, Jr.(8)	776,621	*
Peter M. Nicholas(9)	106,930,488	12.9%
John E. Pepper(10)	24,400	*
Uwe E. Reinhardt(11)	19,333	*
Warren B. Rudman(12)	18,999	*
James R. Tobin(13)	3,824,491	*
Lawrence C. Best(14)	3,302,165	*
Fredericus A. Colen(15)	268,574	*
Paul A. LaViolette(16)	1,507,167	*
Paul W. Sandman(17)	555,352	*
All directors and executive officers as a group (22 persons)	175,067,762	20.8%

*	Reflects beneficial ownership of less than one percent (1%) of the outstanding common stock of the Company.

(1)	Includes 810,200 shares of common stock held by a charitable trust of which Mr. Abele shares voting and investment control, 361,438 shares of common stock held by a trust to which Mr. Abele shares voting and investment control, and 181,000 shares subject to exercisable options granted pursuant to the Company’s 1995 Long-Term Incentive Plan. Also includes 400,000 shares held by Mary S. Abele, the spouse of Mr. Abele, as to which Mr. Abele disclaims beneficial ownership.

(2)	Includes 1,333 shares of common stock subject to exercisable options, and 4,000 shares of restricted stock granted pursuant to the Company’s 2000 Long-Term Incentive Plan and subject to certain tax withholding and forfeiture provisions as to which Ms. Burns has sole voting but not investment power. Excludes 4,000 shares of restricted common stock granted pursuant to the Company’s 2000 Long-Term Incentive Plan and 1,613 common stock equivalents which Ms. Burns has deferred pursuant to the Company’s Deferred Compensation Program offered to non-employee directors.

(3)	Includes 35,999 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992 Non-Employee Directors’ Stock Option and 2000 Long-Term Incentive Plans, and 12,000 shares of restricted stock subject to certain tax withholding and forfeiture provisions granted pursuant to the Company’s 2000 Long-Term Incentive Plan as to which Mr. Ciffolillo has sole voting but not investment power.

(4)	Includes 43,999 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992 Non-Employee Directors’ Stock Option and 2000 Long-Term Incentive Plans, and 8,000 shares of restricted stock subject to certain tax withholding and forfeiture provisions granted pursuant to the Company’s 2000 Long-Term Incentive Plan as to which Mr. Fleishman has sole voting but not investment power. Excludes 4,000 shares of restricted stock granted pursuant to the Company’s 2000 Long-Term Incentive Plan and deferred pursuant to the Company’s Deferred Compensation Program offered to non-employee directors. Also excludes 13,000 shares held by a charitable foundation of which Mr. Fleishman is the president and as to which Mr. Fleishman disclaims beneficial ownership.

(5)	Includes 3,999 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992 Non-Employee Directors’ Stock Option and 2000 Long-Term Incentive Plans, and 4,000 shares of restricted stock subject to certain tax withholding and forfeiture provisions granted pursuant to the Company’s 2000 Long-Term Incentive Plan as to which Dr. Fox has sole voting but not investment power. Also includes 704 shares owned by Dr. Fox’s spouse as to which she disclaims beneficial ownership. Excludes 8,000 shares of restricted common stock granted pursuant to the Company’s 2000 Long-Term Incentive Plan and 4,735 common stock equivalents which Dr. Fox has deferred under the Company’s Deferred Compensation Program offered to non-employee directors.

(6)	Includes 19,999 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992 Non-Employee Directors’ Stock Option and 2000 Long-Term Incentive Plans. Excludes 12,000 shares of restricted common stock granted pursuant to the Company’s 2000 Long-Term Incentive Plan and 15,081 common stock equivalents which Mr. Groves has deferred under the Company’s Deferred Compensation Program offered to non-employee directors.

(7)	Includes 20,000 shares held by a self-directed IRA and 3,999 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992 Non-Employee Directors’ Stock Option and 2000 Long-Term Incentive Plans. Also includes 20,000 shares held by Dr. Mario’s spouse as to which he disclaims beneficial ownership. Excludes 12,000 shares of restricted common stock granted pursuant to the Company’s 2000 Long-Term Incentive Plan and 5,377 common stock equivalents which Dr. Mario has deferred under the Company’s Deferred Compensation Program offered to non-employee directors.

(8)	Includes 49,999 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992 Non-Employee Directors’ Stock Option and 2000 Long-Term Incentive Plans, 120,000 shares held by a self-directed IRA, 40,000 shares of common stock held by Mr. N.J. Nicholas, Jr., as sole trustee of a revocable trust and 566,622 shares of common stock held by Ruth V. Lilly Nicholas and N.J. Nicholas, Jr. as trustees of an irrevocable trust for the benefit of Mr. Peter M. Nicholas’ children and spouse as to which Mr. N.J. Nicholas, Jr. disclaims beneficial ownership. Excludes 152,000 shares held by Peter M. Nicholas, Llewellyn Nicholas and Anastasios Parafestas as Trustees of an irrevocable trust for the benefit of Mr. N.J. Nicholas, Jr.’s children as to which Mr. N.J. Nicholas, Jr. disclaims beneficial ownership. Excludes 12,000 shares of restricted common stock granted pursuant to the Company’s 2000 Long-Term Incentive Plan and 19,967 common stock equivalents which Mr. N.J. Nicholas has deferred pursuant to the Company’s Deferred Compensation Program offered to non-employee directors.

(9)	Includes 98,475,630 shares of common stock held by Promerica, L.P., a family limited partnership of which Mr. Peter M. Nicholas is general partner and as to which he is deemed to have beneficial ownership, 3,350,086 shares held jointly by Mr. Peter M. Nicholas and his spouse, with whom he shares voting and investment power, and 2,543,886 shares subject to exercisable options granted pursuant to the Company’s 1995 and 2000 Long-Term Incentive Plans. Also includes 152,000 shares held by Peter M. Nicholas, Llewellyn Nicholas and Anastasios Parafestas as Trustees of an irrevocable trust for the benefit of Mr. N.J. Nicholas, Jr.’s children as to which Mr. Peter M. Nicholas disclaims beneficial ownership. Excludes 566,622 shares of common stock held by Ruth V. Lilly Nicholas and N.J. Nicholas, Jr. as Trustees of an irrevocable trust for the benefit of Mr. Peter M. Nicholas’ children and spouse as to which Mr. Peter M. Nicholas disclaims beneficial ownership.

(10)	Includes 4,000 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992 Non-Employee Directors’ Stock Option Plan and 4,000 shares of restricted common stock granted pursuant to the Company’s 2000 Long-Term Incentive Plan subject to certain tax withholding and forfeiture provisions as to which Mr. Pepper has sole voting but not investment power. Also includes 2,400 shares owned by Mr. Pepper’s spouse as to which he disclaims beneficial ownership.

(11)	Includes 1,333 shares of common stock subject to exercisable options granted pursuant to the Company’s 2000 Long-Term Incentive Plan, and 8,000 shares of restricted stock subject to certain tax withholding and forfeiture provisions granted pursuant to the Company’s 2000 Long-Term Incentive Plan as to which Dr. Reinhardt has sole voting but not investment power. Also includes 4,000 shares of common stock owned by Dr. Reinhardt’s spouse with respect to which he disclaims beneficial ownership.

(12)	Includes 11,999 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992 Non-Employee Directors’ Stock Option and 2000 Long-Term Incentive Plans. Also includes 1,000 shares of common stock owned by Senator Rudman’s spouse with respect to which he disclaims beneficial ownership. Excludes 12,000 shares of restricted common stock granted pursuant to the Company’s 2000 Long-Term Incentive Plan and 14,419 common stock equivalents which Senator Rudman has deferred under the Company’s Deferred Compensation Program offered to non-employee directors.

(13)	Includes 3,765,000 shares of common stock subject to exercisable options granted pursuant to the Company’s 1995 and 2000 Long-Term Incentive Plans and 9,491 shares held in Mr. Tobin’s 401(k) account.

(14)	Includes 3,266,000 shares of common stock subject to exercisable options granted pursuant to the Company’s 1995 and 2000 Long-Term Incentive Plans and 5,727 shares held in Mr. Best’s 401(k) account.

(15)	Includes 268,174 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992, 1995 and 2000 Long-Term Incentive Plans and 400 shares owned by Mr. Colen’s spouse with respect to which he disclaims beneficial ownership.

(16)	Includes 1,464,000 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992, 1995 and 2000 Long-Term Incentive Plans and 9,313 shares held in Mr. LaViolette’s 401(k) account.

(17)	Includes 520,000 shares of common stock subject to exercisable options granted pursuant to the Company’s 1992, 1995 and 2000 Long-Term Incentive Plan, and 2,900 shares of common stock held by Mr. Sandman as custodian for his child as to which he disclaims beneficial ownership. The balance (except four shares) is held jointly by Mr. Sandman and his spouse, with whom he shares voting and investment control.

(18)	Please refer to footnotes 1 through 17 above. Includes 14,254,619 shares of common stock subject to exercisable options granted pursuant to the Company’s Non-Employee Directors’ Stock Option and 1992, 1995 and 2000 Long-Term Incentive Plans.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

The Board of Directors

Who sits on the Company’s Board of Directors?

      Currently, the Board of Directors of the Company consists of thirteen members, divided into three approximately equal classes. Each class serves for a period of three years, with the terms of office of the respective classes expiring at the Annual Meeting of Stockholders in successive years. Occasionally a director may be elected for a shorter term in order to keep the number of directors in each class approximately equal. The term of the Company’s Class III directors expires at this Annual Meeting. The Board has nominated the following incumbent Class III directors to stand for re-election for a term of three years expiring at the Company’s 2007 Annual Meeting and until his or her successor has been elected and qualified: Ursula M. Burns, Marye Anne Fox, Ph.D., N.J. Nicholas, Jr. and John E. Pepper. Mr. Joseph A. Ciffolillo, a Class III director whose term expires at this Annual Meeting, is retiring from the Board and will be not standing for re-election. Accordingly, upon expiration of Mr. Ciffolillo’s term as a director, the number of Board members will be reduced from thirteen to twelve members.

      The following directors hold the Company’s remaining Board seats:

Class I Directors (Term Expires 2005)

Name

Ray J. Groves Age 68 Director since 1999	Ray J. Groves is Chairman and Chief Executive Officer of Marsh Inc., a subsidiary of Marsh & McLennan Companies, Inc. He served as Chairman of Legg Mason Merchant Banking, Inc. from 1995 to 2001. Mr. Groves served as Chairman and Chief Executive Officer of Ernst & Young for 17 years until his retirement in 1994. Mr. Groves currently serves as a member of the Boards of Directors of Electronic Data Systems Corporation, The Gillette Company and Marsh & McLennan Companies, Inc. Mr. Groves is a member of the Council on Foreign Relations. He is a former member of the Board of Governors of the American Stock Exchange and the National Association of Securities Dealers. Mr. Groves is former Chairman of the Board of Directors of the American Institute of Certified Public Accountants. He is a member and former Chair of the Board of Directors of The Ohio State University Foundation and a member of the Dean’s Advisory Council of the Fisher College of Business. He is a former member of the Board of Overseers of The Wharton School of the University of Pennsylvania and served as the Chairman of its Center for the Study of the Service Sector. Mr. Groves is a managing director of the Metropolitan Opera Association. Mr. Groves received a B.S. degree from The Ohio State University.

Class I Directors (Term Expires 2005) (continued)

Peter M. Nicholas Age 62 Director since 1979	Peter M. Nicholas, a co-founder of the Company, has been Chairman of the Board since 1995. He has been a director since 1979 and served as the Chief Executive Officer from 1979 to March 1999 and Co-Chairman of the Board from 1979 to 1995. Prior to joining the Company, he was corporate director of marketing and general manager of the Medical Products Division at Millipore Corporation, a medical device company, and served in various sales, marketing and general management positions at Eli Lilly and Company. He is currently Chairman of the Board of Trustees of Duke University and a member of the Board’s Executive Committee. Mr. Nicholas is also a Fellow of the National Academy of Arts and Sciences, and a member of the Trust of that organization. He has also served on several for profit and not-for-profit boards. Mr. Nicholas is also a member of the Massachusetts Business Roundtable, Massachusetts Business High Technology Council, CEOs for Fundamental Change in Education and the Boys and Girls Club of Boston. After college, Mr. Nicholas served as an officer in the U.S. Navy, resigning his commission as lieutenant in 1966. Mr. Nicholas received a B.A. degree from Duke University, and an M.B.A. degree from The Wharton School of the University of Pennsylvania. He is also the brother of N.J. Nicholas, Jr., a nominee and director of the Company.

Warren B. Rudman Age 73 Director since 1999	Senator Warren B. Rudman has been Of Counsel to the international law firm of Paul, Weiss, Rifkind, Wharton, and Garrison LLP since January 2003. Previously, he was a partner of the firm since 1992. Prior to joining the firm, he served two terms as a U.S. Senator from New Hampshire from 1980 to 1992. Senator Rudman serves on the Board of Directors of the Council on Foreign Relations. He also serves on the boards of Allied Waste Industries, Inc., The Chubb Corporation, Collins & Aikman Corporation, Raytheon Corporation and several funds managed by the Dreyfus Corporation. He is the founding co-chairman of the Concord Coalition. Senator Rudman received a B.S. from Syracuse University and a LL.B. from Boston College Law School and served in the U.S. Army during the Korean War.

James R. Tobin Age 59 Director since 1999	James R. Tobin is the President and Chief Executive Officer of the Company. Prior to joining the Company in March 1999, Mr. Tobin served as President and Chief Executive Officer of Biogen, Inc. from 1997 to 1998 and Chief Operating Officer of Biogen from 1994 to 1997. From 1972 to 1994, Mr. Tobin served in a variety of executive positions with Baxter International, including President and Chief Operating Officer from 1992 to 1994. Previously, he served at Baxter as Managing Director in Japan, Managing Director in Spain, President of Baxter’s I.V. Systems Group and Executive Vice President. Mr. Tobin currently serves on the Boards of Directors of Curis, Inc. and Applera Corporation. Mr. Tobin holds an A.B. from Harvard College and an M.B.A. from Harvard Business School. Mr. Tobin also served as a lieutenant in the U.S. Navy from 1968 to 1972.

Class II Directors (Term Expires 2006)

John E. Abele Age 67 Director since 1979	John E. Abele, a co-founder of the Company, has been a Director of the Company since 1979 and Founder Chairman since 1995. Mr. Abele held the position of Treasurer from 1979 to 1992, Co-Chairman from 1979 to 1995 and Vice Chairman and Founder, Office of the Chairman from February 1995 to March 1996. He was President of Medi-tech, Inc. from 1970 to 1983, and prior to that served in sales, technical and general management positions for Advanced Instruments, Inc. Mr. Abele is the Chairman of the Board of the FIRST (For Inspiration and Recognition of Science and Technology) Foundation and is also a member of numerous not-for-profit boards. Mr. Abele received a B.A. degree from Amherst College.

Joel L. Fleishman Age 69 Director since 1992	Joel L. Fleishman is Professor of Law and Public Policy at Duke University, where he has served in various administrative positions, including First Senior Vice President, since 1971. Mr. Fleishman is a founding member of the governing board of the Duke Center for Health Policy Research and Education and was the founding director of Duke University’s Terry Sanford Institute of Public Policy. At Duke he also serves as the director of the Samuel and Ronnie Heyman Center for Ethics, Public Policy and the Professions. Formerly, Mr. Fleishman served as President of The Atlantic Philanthropies (U.S.A.) from September 1993 to December 2002, and as Senior Advisor to that organization from January 2001 to June 2003. Mr. Fleishman also serves as Chairman of the Board of Trustees of The John and Mary Markle Foundation, Chairman of the Board of Trustees of the Urban Institute, Chairman of The Visiting Committee of the Kennedy School of Government, Harvard University, and as a director of Polo Ralph Lauren Corporation. Mr. Fleishman received A.B., M.A. and J.D. degrees from the University of North Carolina at Chapel Hill, and an LL.M. degree from Yale University.

Class II Directors (Term Expires 2006) (continued)

Ernest Mario, Ph.D. Age 65 Director since 2001	Ernest Mario is the Chairman and Chief Executive Officer of Reliant Pharmaceuticals LLC. Prior to joining Reliant Pharmaceuticals in April 2003, he was the Chairman of IntraBiotics Pharmaceuticals, Inc. from April 2002 to April 2003. Dr. Mario also served as Chairman and Chief Executive Officer of Apothogen, Inc., a pharmaceutical company from January 2002 to April 2002 when Apothogen was acquired by IntraBiotics. Dr. Mario served as the Chief Executive of Glaxo Holdings plc from 1989 until March 1993 and as Deputy Chairman and Chief Executive from January 1992 until March 1993. From 1993 to 1997, Dr. Mario served as Co-Chairman and Chief Executive Officer of ALZA Corporation, a research-based pharmaceutical company, with leading drug-delivery technologies, and Chairman and Chief Executive Officer from 1997 to 2001. Dr. Mario presently serves on the Boards of Directors of Maxygen, Inc., Pharmaceutical Product Development, Inc. and IntraBiotics, Inc. He is also a Trustee of Duke University and Chairman of the Board of the Duke University Health System. He is a past Chairman of the American Foundation for Pharmaceutical Education and serves as an advisor to the pharmacy schools at the University of Maryland, the University of Rhode Island and The Ernest Mario School of Pharmacy at Rutgers University. Dr. Mario holds a B.S. in Pharmacy from Rutgers, and an M.S. and a Ph.D. in Physical Sciences from the University of Rhode Island.

Uwe E. Reinhardt, Ph.D. Age 66 Director since 2002	Uwe E. Reinhardt is the James Madison Professor of Political Economy and Professor of Economics and Public Affairs at Princeton University, where he has taught since 1968. Dr. Reinhardt is a senior associate of the University of Cambridge, England and serves as a Trustee of Duke University and the Duke University Health System, H&Q Healthcare Investors and H&Q Life Sciences Investors. He is the Commissioner of the Kaiser Family Foundation Commission on Medicaid and the Uninsured, and a member of the Board of Directors of the Amerigroup Corporation and Triad Hospital Inc. Dr. Reinhardt is also a member of the Institute of Medicine of the National Academy of Sciences and U.S. Department of Health and Human Services. Dr. Reinhardt received a Bachelor of Commerce degree from the University of Saskatchewan, Canada and a Ph.D. in economics from Yale University.

CORPORATE GOVERNANCE

      The Board of Directors has established a Corporate Governance Manual to guide the operation and direction of the Board and its committees. Recently updated, the Corporate Governance Manual consists of Corporate Governance Guidelines, charters for each standing committee of the Board, and the Company’s Code of Conduct. A current copy of Boston Scientific’s Corporate Governance Guidelines, including the charters and Code of Conduct are available at www.bostonscientific.com and may also be obtained by written request to: Investor Relations, One Boston Scientific Place, Natick, MA 01760-1537.

Are a majority of the Company’s Board of Directors independent from management?

      Yes, the Corporate Governance Manual requires a significant majority of the Board be independent. Our common stock is listed on the New York Stock Exchange (NYSE). In accordance with current NYSE rules, the Board of Directors has determined that the following non-employee directors are deemed “independent”: Ursula M. Burns, Joseph A. Ciffolillo, Joel L. Fleishman, Marye Anne Fox, Ray J. Groves, Ernest Mario, John E. Pepper, Uwe E. Reinhardt and Warren B. Rudman. Currently nine out of the thirteen members of the Board (approximately 70%) are independent.

How does the Board determine a non-employee director is “independent”?

      To be considered independent under the NYSE rules, the Board must determine that a director does not have a direct or indirect material relationship with the Company. In addition:

•	A director who is an employee or whose family member is an executive officer of the Company is not “independent” until three years after the end of any such employment relationship.

•	A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after such director or such immediate family member ceases to receive more than $100,000 per year in such compensation.

•	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not “independent” until three years after the end of the affiliation, the employment or the auditing relationship.

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serves on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to or receives payments from the Company for property or services in an amount which, in any single fiscal year exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not “independent” until three years after falling below such threshold.

      The Board also has established the following guidelines to assist it in determining director independence in accordance with the NYSE rules:

•	Commercial Relationships. The following commercial relationships are not considered material relationships that would impair a director’s independence: (i) if a director of the Company is an executive officer or an employee of, or an immediate family member of a director is an executive officer of, another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues such other company, and (ii) if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company he or she serves as an executive officer.

•	Charitable Relationships. The following charitable relationship will not be considered a material relationship that would impair a director’s independence: if a director, or an immediate family member of the director, serves as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to that charitable organization in any single fiscal year are less than 1% (or $500,000 whichever is less) of that charitable organization’s annual consolidated gross revenues.

•	Personal Relationships. The following personal relationship will not be considered to be a material relationship that would impair a director’s independence: if a director, or immediate family member of the director, receives from, or provides to, the Company products or services in the ordinary course and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

      For relationships not qualifying within the above guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the directors who satisfy the independence guidelines. For purposes of these guidelines, “immediate family member” has the meaning ascribed to it by the NYSE.

      The Board monitors its compliance with the NYSE requirements for director independence on an ongoing basis.

How are nominees for the Board selected?

      The Nominating and Governance Committee is responsible for identifying and recommending nominees for election to the Board. The Nominating and Governance Committee believes that all nominees must, at a minimum, meet the general criteria outlined in the Company’s Corporate Governance Guidelines (which is available on the Company’s website at www.bostonscientific.com.) The qualifications of candidates recommended by stockholders will be reviewed and considered by the Nominating and Governance Committee with the same degree of care and consideration as candidates for nomination to the Board submitted by Board members and the Chief Executive Officer. Under the Company’s By-Laws and SEC regulations, any stockholder proposal or director nominations for the 2005 Annual Meeting of Stockholders must be received on or before December 10, 2004 in order to be considered for inclusion in the Company’s year 2005 Proxy Statement. Please address your recommendation to the Company’s Secretary at Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760-1537.

Can I contact the Company’s non-management directors directly?

      Yes. Stockholders and other interested parties who wish to communicate directly with any member of the Company’s Board of Directors, or the non-management directors as a group, may do so by writing to the Board of Directors, Boston Scientific Corporation, c/o General Counsel, One Boston Scientific Place, Natick, MA 01760-1537 or by contacting the non-management directors via email at non-managementdirectors@bsci.com. In addition, stockholders and other interested parties may contact the chairperson of each committee at the following email addresses: AuditCommittee@bsci.com, StrategicInvestmentCommittee@bsci.com, NominatingandGovernanceCommittee@bsci.com, and CompensationCommittee@bsci.com. The Board has au-

thorized the office of the Company’s General Counsel to review and organize, but not screen, communications from stockholders and/or interested parties.

Does the Company have regular meetings of its independent directors?

      The non-management directors or independent directors meet in executive sessions without executive directors at every regularly scheduled Board meeting and at such other times as they deem appropriate. The independent directors of the Company meet in executive session without executive directors and non-management directors that are not independent no less frequently than at least once annually. The chairperson of the Nominating and Governance Committee presides at executive sessions of non-management directors, and in his or her absence, the chairperson of the Audit Committee will preside, and in his or her absence, the chairperson of the Executive Compensation and Human Resources Committee will preside.

Does the Company separate the roles of Chairman of the Board and Chief Executive Officer?

      Yes. The Company separates the roles of the Chairman of the Board and the Chief Executive Officer.

COMMITTEES OF THE BOARD

What committees has the Board established?

      The Board of Directors has standing Audit, Executive Compensation and Human Resources, Nominating and Governance, and Strategic Investment Committees. The charters of standing Committees of the Board are available on the Company’s website at www.bostonscientific.com.

What Committees of the Board are comprised of a majority of independent directors?

      All of the members of the Audit Committee, the Executive Compensation and Human Resources Committee, and the Nominating and Governance Committee are independent directors under the criteria for independence required by law and the New York Stock Exchange.

      Membership on each committee is set forth in the following table as of March 1, 2004:

BOARD COMMITTEE MEMBERSHIP
As of March 1, 2004

Executive
		Compensation	Nominating
		and Human	and	Strategic
	Audit	Resources	Governance	Investment
Name	Committee	Committee	Committee	Committee

John E. Abele
Ursula M. Burns		*		*
Joseph A. Ciffolillo		*		*
Joel L. Fleishman	+		*
Marye Anne Fox	*			*
Ray J. Groves		*	+
Ernest Mario	*			+
N.J. Nicholas, Jr.				*
Peter M. Nicholas
John E. Pepper	*			*
Uwe E. Reinhardt	*		*
Warren B. Rudman		+	*
James R. Tobin				*

*	Committee Member

+	Committee Chair

     Audit Committee. The Audit Committee met thirteen times during fiscal year 2003. The Audit Committee is composed of non-employee directors, all of whom meet the independence requirements of the New York Stock Exchange. The Board has determined that Ernest Mario and John E. Pepper are “audit committee financial experts” as that term is defined under the Sarbanes-Oxley Act of 2002.

      The primary purpose of the Audit Committee is to provide oversight to the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee primarily provides assistance to the Board of Directors in fulfilling its responsibilities relating to corporate accounting, internal control, independent audit and reporting practices, and maintains, by way of regularly scheduled meetings, a direct line of communication among the directors, management, the

Company’s internal auditors and the Company’s independent auditors. The Audit Committee appoints the Company’s independent auditors, evaluates their qualifications, independence and performance, and reviews the reports and other services provided by the independent auditors. In addition, the Audit Committee pre-approves audit, audit-related and non-audit services performed for the Company by its independent auditor and has the right to terminate the independent auditors. It is also responsible for monitoring the Company’s adherence to established legal and regulatory requirements, corporate policies, ethics and integrity programs and practices. The Audit Committee is governed by a written charter approved by the Board of Directors which is subject to review on an annual basis. A copy of the Audit Committee charter is attached to this Proxy Statement as Appendix A. In accordance with the rules and regulations of the Securities and Exchange Commission and the NYSE, the Audit Committee Report can be found on page 27 of this Proxy Statement.

      Executive Compensation and Human Resources Committee. The Executive Compensation and Human Resources Committee (the “Compensation Committee”) met seven times during fiscal year 2003. The Compensation Committee is composed of non-employee directors, all of whom meet the independence requirements of the New York Stock Exchange. As outlined in its written charter, the Committee is responsible for granting stock options and other awards to the Company’s key employees, administering the Company’s incentive plans and reviewing, determining and recommending the compensation of the Company’s senior management. In addition, the Compensation Committee shall review and approve corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and determine and approve the compensation of the Chief Executive Officer based on this evaluation. In accordance with the rules and regulations of the Securities and Exchange Commission and the NYSE, the Executive Compensation Report can be found on pages 24 to 26 of this Proxy Statement.

      Nominating and Governance Committee. The Nominating and Governance Committee met six times during fiscal year 2003. The Nominating and Governance Committee is composed of non-employee directors, all of whom meet the independence requirements of the New York Stock Exchange. As outlined in its written charter, the Nominating and Governance Committee has responsibility for recommending nominees for election and re-election to the Board, ensuring that Board nominations are qualified and consistent with the needs of the Company, monitoring significant developments in the law and practice of corporate governance for directors of public companies, recommending Board committee assignments, reviewing and recommending Board policies and procedures, and overseeing the Board and each committee of the Board in their annual performance self-evaluation. In addition, the Nominating and Governance Committee is responsible for recommending to the Board candidates for Chief Executive Officer, overseeing the annual assessment of the performance of the Chief Executive Officer and developing an ongoing succession plan for the Chief Executive Officer. The Committee is also responsible for overseeing the annual assessment of the performance of the Company’s senior management.

      The Nominating and Governance Committee is also responsible for reviewing with the Board, on an annual basis, the current size, structure and composition of the Board as a whole, and whether the Company is being well served by the directors taking into account the directors’ degree of independence, business background, including any areas of particular expertise, such as accounting or related financial management expertise, marketing or technology, record of service (for incumbent directors), including attendance record, meeting preparation, and overall contribution to the Board, employment status, gender, ethnicity, age, availability for service to the Company, and anticipated needs of the Company.

      Strategic Investment Committee. The Strategic Investment Committee met six times during fiscal year 2003. The primary role of this Committee is to provide a forum within the Board to review the Company’s long-term strategic objectives, as well as its shorter-term acquisition and investment strategies and how these shorter-term activities fit within the Company’s overall business objectives. As outlined in its written charter, the Committee is charged with providing Board oversight of the Company’s strategic planning and activities, approving strategic transactions for which the Board has delegated authority, and making recommendations to the Board regarding larger transactions. In addition, the Committee has responsibility to review periodically with management the Company’s strategic business objectives and the manner in which transactional activity can contribute to the achievement of those objectives, and to review with management on a regular basis contemplated strategic opportunities. The Committee is further charged with conducting periodic reviews of completed transactions for the purposes of assessing the degree of success achieved, testing the extent to which the projections and other assumptions relied upon in approving transactions have been borne out, identifying the factors differentiating more successful transactions from less successful ones and evaluating the strategic contributions resulting from these transactions.

How often did the Board meet in 2003?

      The Board met seven times in fiscal year 2003. Each director attended more than 75% of the meetings of the Board and of the Committees on which he or she served with the exception of John E. Pepper, who was not elected to serve as a director until the Annual Meeting of Stockholders in May 2003, and Uwe E. Reinhardt.

Does the Company have a policy regarding director attendance at Board, Board Committee and Annual Meetings?

      Directors are expected to prepare for and use reasonable efforts to participate in all Board meetings and meetings of committees on which they serve. The Board and each committee will meet as frequently as necessary to properly discharge their responsibilities, provided that the full Board will meet at least four times per year. Generally, the Board meets in February, May, July, October and December. In addition, directors are expected to use reasonable efforts to attend Annual Meetings of Stockholders.

How are the Company’s directors compensated?

Employee Directors. Directors who are also employees of the Company receive no additional compensation for serving on the Board or its Committees.

Non-employee Directors. Effective July 1, 2003, the Company compensated its non-employee directors as follows:

(1)	an annual retainer of $50,000;

(2)	an annual fee of $10,000 for the chair of the Audit Committee;

(3)	an annual fee of $5,000 for each chair of Committees other than the Audit Committee;

(4)	an annual option grant of 2,000 shares of Boston Scientific common stock; and

(5)	an annual restricted grant of 2,000 shares of Boston Scientific common stock.

      Options to purchase common stock are granted to non-employee directors at the fair market value on the date of the grant. The options become exercisable in three approximately equal installments commencing on the first anniversary of the date of grant, and have a ten-year term. Restricted stock awards are granted to non-employee directors at no charge, but are subject to forfeiture restrictions. The shares become free from restriction upon the expiration of each director’s current term of office. The annual option grant and restricted stock awards are generally made on the date of each Annual Meeting, but if a director is elected to the Board on a date other than the Annual Meeting, an option grant and restricted stock award is made on the date the director is first elected to the Board. Non-employee directors may defer receipt of the annual retainer,

Committee chair fees and the restricted stock award under the Company’s Deferred Compensation Program, which allows these amounts to be invested in common stock equivalents as well as other investment options.

Does the Company impose Stock Ownership Guidelines upon its directors?

      All directors are required to have a significant personal investment in the Company through their ownership of Company shares. As a guideline, each director should own at least 6,000 shares of the common stock of the Company within three years of his or her joining the Board. For purposes of satisfying this obligation, stock units and restricted stock or stock unit deferrals under the Company’s deferred compensation plan may be included in the aggregate number of shares held by a director.

Does the Company have any arrangements for the Election of Directors?

      The Company does not have any current arrangements relating to the election of directors to its Board.

Does the Company have any significant business relationships with entities who employ Company directors or whose immediate family members are executive officers?

      During 2003, the Company made payments of approximately $600,000 to Marsh & McLennan Companies, Inc. for insurance brokerage services, a company of which Mr. Ray Groves is affiliated.

EXECUTIVE OFFICERS

Who are the Company’s executive officers as of March 31, 2004?

      As of March 31, 2004, the Company’s executive officers were:

Name	Title

James R. Tobin	Director, President and Chief Executive Officer
Lawrence C. Best	Senior Vice President — Finance & Administration and Chief Financial Officer
Fredericus A. Colen	Senior Vice President and Chief Technology Officer
Paul Donovan	Vice President, Corporate Communications
Paul A. LaViolette	Senior Vice President and Group President, Cardiovascular
Robert G. MacLean	Senior Vice President — Human Resources
Stephen F. Moreci	Senior Vice President and Group President, Endosurgery
Dennis A. Ocwieja	Senior Vice President, Regulatory Affairs and Quality
Paul W. Sandman	Senior Vice President, Secretary and General Counsel
James H. Taylor, Jr.	Senior Vice President — Corporate Operations

      Biographical information concerning the Company’s executive officers can be found under the caption “Directors and Executive Officers of the Company” in the Company’s 2003 Annual Report on Form 10-K, which is incorporated by reference in this Proxy Statement.

Where can I obtain the Company’s periodic filings and other information about the Company?

      Copies of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through the Company’s website

(www.bostonscientific.com) as soon as reasonably practicable after the Company electronically files the material with or furnishes it to the Securities and Exchange Commission. The Company’s Corporate Governance Guidelines, including charters of each standing committee of the Board, and Code of Conduct, which applies to all directors, employees and officers of the Company, including the Chief Executive Officer and Chief Financial Officer, is also available on the Company’s website. Printed copies of these materials are available free of charge to shareholders who request them in writing from Investor Relations at Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760-1537. Information on the Company’s website or connected thereto is not incorporated by reference into this Proxy Statement.

How were the Company’s executive officers compensated in 2003?

      The following tables show salaries, bonuses, options and other compensation earned or paid during the last three years, options granted in 2003 and options exercised in 2003 for the Chief Executive Officer and the next four most highly compensated executive officers of the Company in 2003 (the “Named Officers”).

Summary Compensation Table

As of December 31, 2003

					Long Term
					Compensation
		Annual Compensation (1)			Award

				Other Annual	Shares Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	Stock Options (2)	Compensation (3)

James R. Tobin(4,5)	2003	$824,395	$1,098,666	$89,461	400,000	$13,920
President and	2002	$795,038	$795,350	$49,847	0	$11,160
Chief Executive Officer	2001	$763,069	$610,000	—	90,000	$10,260
Lawrence C. Best	2003	$575,016	$527,196	—	60,000	$11,160
Senior Vice President —	2002	$550,014	$541,734	—	120,000	$8,760
Finance & Administration and	2001	$435,011	$369,096	—	60,000	$7,860
Chief Financial Officer
Fredericus A. Colen	2003	$375,003	$373,714	—	60,000	$59,040
Senior Vice President	2002	$350,002	$344,612	—	120,000	$37,573
and Chief Technology	2001	$315,016	$320,942	—	190,000	$6,549
Officer
Paul A. LaViolette(6)	2003	$458,037	$548,255	—	75,000	$33,945
Senior Vice President	2002	$428,064	$404,791	—	120,000	$24,677
and Group President,	2001	$400,026	$390,323	—	60,000	$24,643
Cardiovascular
Paul W. Sandman	2003	$395,034	$346,435	—	60,000	$75,027
Senior Vice President,	2002	$375,003	$369,418	—	120,000	$27,620
Secretary and General	2001	$345,010	$292,732	—	50,000	$28,816
Counsel

(1)	The Company annually provides executive officers an executive benefit package, in addition to regular employee benefits such as contributory health insurance, consisting of:

•	Executive life insurance; and

•	An allowance in the amount of $25,000 for other perquisites such as company cars, medical examinations and financial, estate and tax planning services.

(2)	Shares underlying stock options for the years ended 2002 and 2001 have been adjusted to reflect the Company’s two-for-one split of its common stock that was effected in the form of a 100% stock dividend on November 5, 2003.

SUMMARY COMPENSATION TABLE — (continued)

As of December 31, 2003

(3)	The following amounts paid to or on behalf of the Named Officers in 2003 are included in the table under the caption “All Other Compensation.”

		Term Life	Other Life
	Company Match	Insurance	Insurance
	(401(k) Plan)	Premium*	Premium**

James R. Tobin	$6,000	$7,920	—
Lawrence C. Best	$6,000	$5,160	—
Fredericus A. Colen	$6,000	—	$53,040
Paul A. LaViolette	$6,000	—	$27,945
Paul W. Sandman	$6,000	—	$69,027

*	Term Life Insurance Premium represents amounts paid by the Company on behalf of Messrs. Tobin and Best for term life insurance.

**	Other Life Insurance Premium represents amounts paid to each of Messrs. Colen, LaViolette and Sandman for universal life insurance as a result of the Company’s termination of its previously established Split-Dollar Life Insurance program. The amounts reflected represent taxable income to the Named Officers and the Company paid the Named Officer a gross-up amount to cover the taxes incurred.

(4)	Amounts reflected in Mr. Tobin’s Other Annual Compensation column represent personal use of company-owned aircraft.

(5)	For 2002, Mr. Tobin was granted, on February 25, 2003, an option to purchase 200,000 shares of common stock of the Company. The option was granted at the fair market value on the date of grant.

(6)	The amount reflected for Mr. LaViolette’s 2003 bonus includes an award for $500 for the issuance of patents in his name pursuant to an established employee recognition program.

2003 OPTION/SAR GRANTS(1)

		Percent of			Potential Realizable Value
	Number of	Total			at Assumed Annual Rates of
	Shares	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term(5)
	Options	Employees in	Base Price	Expiration
Name	Granted(2)	2003(3)	per Share	Date	5%	10%

James R. Tobin(4)	200,000	2.89%	$33.80	12/16/13	$4,251,328	$10,773,699
	200,000	2.89%	$21.78	2/25/13	$2,739,465	$6,942,342
Lawrence C. Best	60,000	0.87%	$34.79	12/11/13	$1,312,755	$3,326,778
Fredericus A. Colen	60,000	0.87%	$34.79	12/11/13	$1,312,755	$3,326,778
Paul A. LaViolette	75,000	1.08%	$34.79	12/11/13	$1,640,943	$4,158,473
Paul W. Sandman	60,000	0.87%	$34.79	12/11/13	$1,312,755	$3,326,778

(1)	Where applicable, shares underlying stock options have been adjusted to reflect the two-for-one split of the Company’s common stock that was effected in the form of a 100% stock dividend on November 5, 2003.

(2)	Options to purchase shares of common stock were granted to James R. Tobin on December 16, 2003, and to each of the other Named Officers on December 11, 2003, at the fair market value on the date of grant and vesting over four years in equal annual installments on the anniversary date of the grant.

(3)	In 2003, options to purchase 6,929,967 shares of the Company’s common stock were granted to key employees of the Company.

(4)	For 2002, the Company granted on February 25, 2003 an option to purchase 200,000 shares of common stock of the Company to Mr. Tobin. The options were granted at the fair market value on the date of grant and vest in four equal annual installments on the anniversary date of the grant.

(5)	These columns represent hypothetical future values of the Company’s common stock obtainable upon exercise of stock options, net of the option’s exercise price, assuming that the market price of the Company’s common stock appreciates at a five and ten percent compound annual rate over the ten-year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the rules and regulations of the Securities and Exchange Commission and do not necessarily reflect management’s assessment of the Company’s future stock price performance.

TOTAL 2003 OPTION/SAR EXERCISES AND YEAR-END OPTION/SAR VALUES(1)
As of December 31, 2003

	Shares
	Acquired on	Value	Number	Number	Value	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable(2)	Unexercisable(2)

James R. Tobin	0	$0	3,365,000	735,000	$83,995,050	$14,291,817
Lawrence C. Best	2,006,256	$52,977,597	4,066,000	240,000	$105,022,459	$3,767,361
Fredericus A. Colen	291,408	$7,753,621	303,592	285,000	$7,413,632	$5,103,024
Paul A. LaViolette	0	$0	1,464,000	255,000	$39,398,422	$3,797,361
Paul W. Sandman	701,000	$19,629,911	520,000	225,000	$12,045,187	$3,391,743

(1)	Where applicable, shares underlying stock options have been adjusted to reflect the two-for-one split of the Company’s common stock that was effected in the form of a 100% stock dividend on November 5, 2003.

(2)	These values reflect the difference between the exercise price per share of in-the-money options and the last reported sales price $36.76 of the Company’s common stock on the New York Stock Exchange on December 31, 2003, the last trading day of 2003 multiplied by the applicable number of shares underlying the options.

Do the Company’s executive officers have any special employment, termination of employment or change-in-control arrangements?

      James R. Tobin serves as President and Chief Executive Officer of the Company pursuant to a letter agreement dated March 17, 1999. The agreement provides for an initial base salary of $700,000 and an option grant of 2,000,000 shares of common stock. The option vests over a period of five years and provides for accelerated vesting if Mr. Tobin is terminated without cause by the Company. The exercise price of the option is the market price on the date of the grant.

      During 2000, the Company provided a home improvement loan in the amount of $400,000 to Paul A. LaViolette. Senior Vice President and Group President, Cardiovascular. The principal balance on the loan bears interest at the then-current applicable federal rate for medium term notes (approximately 6%) until the principal balance is paid in full. Principal, together with interest compounded quarterly, is due and payable in October 2005.

      As former executive officers and current employees of the Company, John E. Abele and Peter M. Nicholas receive regular employee benefits, such as contributory health insurance, and are eligible to participate in most employee programs, such as the stock incentive program. Messrs. Abele and Nicholas also continue to receive a benefit package which consists of executive life insurance and an allowance of $25,000 per year for benefits such as medical examinations, company cars and estate and tax planning services. In addition, the Company provides Messrs. Abele and Nicholas with long-term care coverage and supplemental medical coverage and Mr. Nicholas with transportation services.

      In addition to these agreements, key executives of the Company, including the Named Officers, have retention and indemnification agreements with the Company. In general, the retention agreements entitle key executives to a lump sum payment of three times the executive’s base salary and assumed on-plan incentive bonus (or prior year’s bonus, if higher), if either the executive’s employment is terminated (other than for cause) or his duties are diminished following a change in control. The executive will also be entitled to continuation of health and other welfare benefits for three years. In addition, the Company will compensate the executive for any excise tax liability he may incur by reason of payments made under the agreement.

      All stock options granted to executive officers, including the Named Officers, under the Company’s 1992, 1995, 2000 and 2003 Long-Term Incentive Plans will become immediately exercisable in the event of a “change in control” or “Covered Transaction” as defined in each Plan. Additionally, under certain circumstances in the event of a change in control or Covered Transaction, options granted under (i) the Company’s 1992 Long-Term Incentive Plan prior to October 30, 2001 will become immediately exercisable and the value of all outstanding stock options will be cashed out, (ii) the Company’s 1995 Long-Term Incentive Plan prior to October 30, 2001 will, unless otherwise determined by the Compensation Committee, become immediately exercisable and automatically converted into an option or other award of the surviving entity, and (iii) the Company’s 2000 Long-Term Incentive Plan prior to December 2000 will become immediately exercisable and/or converted into an option or other award of the surviving entity.

REPORT ON EXECUTIVE COMPENSATION FOR 2003 OF THE EXECUTIVE

COMPENSATION AND HUMAN RESOURCES COMMITTEE

What is the Company’s executive compensation philosophy?

      The Company’s executive compensation philosophy is to pay executives performance-oriented compensation determined by reference to the market in which the Company competes for talent. Executive compensation is further determined by the Company’s performance as well as the individual executive’s contribution to that performance. The Company’s compensation programs are designed to motivate, reward and retain executive talent of the caliber necessary to achieve the Company’s long-term strategic goals and provide long-term growth opportunities for the Company’s stockholders.

      Executives are principally compensated through base salary, performance-based annual bonus and periodic long-term option grants. This three-part compensation approach enables the Company to remain competitive with its industry peers while ensuring that executive officers are appropriately incentivized to deliver short-term results while creating sustainable long-term stockholder value. The Compensation Committee has chosen to put a significant portion of the Company’s executives’ pay “at risk,” with targets consistent with those typically established by other high performing organizations with which the Company competes and the Company’s strategic plan.

      In evaluating and establishing rates of base, bonus and long-term incentive pay, the Compensation Committee has periodically sought the assistance of independent compensation consultants who, among other things, have assembled information concerning compensation levels and philosophies adopted by companies in the same market for executive talent. In particular, the independent consultants have compared the Company’s total compensation program, which includes base salary, annual bonus pay, long-term performance incentives, benefits and executive benefits with programs offered by other companies of comparable size and employee populations in the medical device, high technology and biotechnology businesses. The consultants also have looked at compensation levels and programs established by general industrial companies with similar corporate revenues.

      Fiscal 2003 executive compensation levels and targets were set giving due consideration to the size and complexity of the Company’s business and are believed to be in line with or slightly more competitive than depending on the position with the Company’s peer group. During 2003, the Company engaged independent compensation consultants to review its executive compensation practices and philosophies as well as the impact of the Sarbanes-Oxley Act on executive compensation.

Executive Base Salary for 2003

      Salaries paid to executive officers (other than the Chief Executive Officer) are based upon recommendations of the Chief Executive Officer presented to the Compensation Committee for approval or modification. In general, base salaries are set at levels consistent with the average rate paid by the Company’s competitors.

      To remain competitive in the industry and to acknowledge individual officers’ contributions and objectives, modest base salary increases for executive officers were approved for 2003 by the Compensation Committee, as recommended by the Chief Executive Officer. More significant increases were paid to certain executive officers who had materially expanded responsibilities in 2003.

Performance-Based Annual Bonus for 2003

      The Company’s Performance Incentive Plan for salaried personnel seeks to provide pay for performance by linking bonus awards to both Company and individual performance through a range of award opportunities which depend upon the level of achievement of quarterly Company and individual objectives. Corporate achievement is measured on a quarterly basis against sales and profitability goals through a matrix of revenue and net income objectives to create a range of bonus award opportunities. Individual achievement for an executive officer is measured by comparing the performance of the strategic corporate functions for which each executive officer is responsible against the business plan of the Company. Generally, annual bonus pay at the executive level is weighted toward overall corporate performance in accordance with the Committee’s belief that a principal function of executive personnel is to increase overall stockholder value. Actual bonus amounts for executive officers in 2003 exceeded targeted payouts as corporate performance exceeded the pre-established objectives.

Long Term Incentive Grants in 2003

      The Company’s broad-based stock option program is intended to attract, retain and motivate key employees for the long term. The Company has sought to coordinate and strengthen its stock incentive program in light of its history of acquisitions and mergers to eliminate inconsistencies among the various programs previously in place at acquired companies and to establish common objectives for all eligible employees. The Compensation Committee has approved, upon management recommendation, nonqualified stock option grants to eligible employees within the organization and across businesses in amounts appropriate for each individual’s level of responsibility and ability to affect the achievement of overall corporate objectives. Options are typically granted at fair market value as of the date of grant and vest over a period of three to five years. They are exercisable until the tenth anniversary of the date of grant or until the expiration of various limited time periods following termination of employment.

      In accordance with the Company’s annual practice, executive officers were considered for and given stock option grants in December 2003. These options were granted at fair market value as of the date of grant and vest over four years. For 2003, the total number of shares granted under the Company’s incentive plans was set at lower amounts as compared to the Company’s historical practice and less than the Company’s competitors.

How was the Company’s Chief Executive Officer compensated in 2003?

      Mr. Tobin was appointed President and Chief Executive Officer in March 1999. Pursuant to his employment contract, Mr. Tobin’s 1999 base salary was set at a level consistent with the Company’s historical compensation practices. Since then, the Compensation Committee has approved moderate increases in Mr. Tobin’s salary for the years 2002 and 2003. Mr. Tobin participates in the Company’s Performance Incentive Plan. Actual bonus amounts in 2003 exceeded targeted payouts as corporate performance exceeded the pre-established objectives. Mr. Tobin also participated in the Company’s stock incentive program during 2002 and 2003. For 2003, Mr. Tobin was granted an option to purchase shares of common stock of the Company at the fair market value on the date of grant consistent with the stock incentive program currently in place for employees generally. Mr. Tobin was also granted earlier in 2003 an option to purchase shares of common stock of the Company as part of his 2002 incentive. The shares vest over a period of four years in equal annual installments beginning with the first anniversary of the date of grant and expire in ten years.

How is the Company addressing Internal Revenue Code limits on deductibility of compensation?

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Generally, the Company has structured performance-based components of the compensation paid to its executive officers in a manner intended to satisfy these requirements without negatively affecting the Company’s overall compensation strategy. The Company’s 1995, 2000 and 2003 Long-

Term Incentive Plans, incorporate provisions intended to comply with Section 162(m) of the Code. For 2003, the Company elected to implement the compensation and performance bonus award program described above taking into account the limitations imposed by Section 162(m) but without specific attempts to comply with the statute.

      This Report on Executive Compensation does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing with the Securities and Exchange Commission, except to the extent the Company specifically incorporates this Report by reference into another Company filing.

Members of the Executive Compensation and Human Resources Committee

WARREN B. RUDMAN, Chairman URSULA M. BURNS	JOSEPH A. CIFFOLILLO RAY J. GROVES

Compensation Committee Interlocks and Insider Participation

      The members of the Executive Compensation and Human Resources Committee (“Compensation Committee”) are Warren B. Rudman, Ursula M. Burns, Joseph A. Ciffolillo and Ray J. Groves. No member was an officer, or employee of the Company at any time during 2003. Mr. Ciffolillo was an executive officer of the Company until his retirement in 1996. To the Company’s knowledge, there were no other relationships involving members of the Compensation Committee or other directors of the Company which require disclosure in this Proxy Statement.

REPORT FOR 2003 OF THE AUDIT COMMITTEE

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and has other responsibilities set forth in the Audit Committee Charter. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements to be incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1) and considered the compatibility of non-audit services with the auditors’ independence.

      The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Committee has also recommended to the Board of Directors the selection of Ernst & Young LLP as the Company’s independent auditors for 2004.

      This Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing with the Securities and Exchange Commission, except to the extent the Company specifically incorporates this Report by reference into another Company filing.

Members of the Audit Committee

JOEL L. FLEISHMAN, Chairman	MARYE ANNE FOX
ERNEST MARIO	JOHN E. PEPPER
UWE E. REINHARDT

STOCK PERFORMANCE GRAPH

      The graph below compares the five-year total return to stockholders on Boston Scientific common stock with the return of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Healthcare (Medical Products and Supplies) Index. The graph assumes $100 was invested in the Company’s common stock and in each of the named indices on January 1, 1999 and that all dividends were reinvested.

	Dec. 98	Dec. 99	Dec. 00	Dec. 01	Dec. 02	Dec. 03

Boston Scientific Corporation	$100	$81.59	$51.05	$89.96	$158.58	$274.20
Healthcare (Medical Products and Supplies) Index	$100	$121.04	$110.02	$96.95	$75.52	$97.18
S&P 500 Index	$100	$92.18	$135.31	$128.45	$112.20	$148.16

Proposal 2: Ratification of Appointment of Independent Auditors.

      The Audit Committee of the Board of Directors of the Company has appointed Ernst & Young LLP as its independent auditors for its fiscal year ending December 31, 2004. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of the independent auditor employed by the Company (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. In the past, the Board of Directors has not sought stockholder ratification of the Audit Committee’s appointment of the independent auditors. As part of the updating of the Company’s Corporate Governance Manual, however, the Board determined to seek ratification beginning this year. In making its determinations regarding whether to appoint or retain a particular firm of independent auditors, the Audit Committee takes into account the views of management and the Company’s internal auditors, and will, in the future, take into account the vote of the Company’s stockholders at the last annual stockholders’ meeting of the Company with respect to the ratification by the Company’s stockholders of the selection of the Company’s external auditors.

      During 2003, Ernst & Young served as the Company’s independent auditors and also provided certain tax and other audit related services. Representatives of Ernst & Young are expected to attend the meeting and respond to appropriate questions and, if they desire, make a statement.

      The Board recommends you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2004 fiscal year.

What were the fees billed during 2003 and 2002 by Ernst & Young LLP for services provided to the Company?

Audit Fees

      Fees for audit services totaled $2.1 million and $1.9 million in 2003 and 2002, respectively, for professional services rendered in connection with the Company’s annual audit, statutory filings and of registration statements.

Audit-Related Fees

      Fees for audit related services totaled approximately $158,000 and $57,000 in 2003 and 2002, respectively, for services related to assistance with internal control reporting, acquisition due diligence, employee benefit plan audits, accounting consultation and compliance with regulatory requirements.

Tax Fees

      Fees for tax services, including tax compliance, tax planning and tax advice totaled approximately $1.3 million and $643,000 in 2003 and 2002, respectively.

All Other Fees

      Fees for office rent in a foreign jurisdiction totaled approximately $30,000 in both 2003 and 2002.

What is the Audit Committee’s pre-approval policy?

      It is the Audit Committee’s policy to approve in advance the types and amounts of audit, audit-related, tax and any other services to be provided by the Company’s independent auditors. In situations where it is not possible to obtain full Audit Committee approval, the Committee has delegated authority to the Chairman to grant pre-approval of auditing, audit related, tax and all other services. Any pre-approved decisions are required to be reviewed with the Audit Committee at its next scheduled meeting. The Audit Committee has approved all of Ernst and Young’s services for 2003 and 2002 and, in doing so has considered whether the provision of such service is compatible with maintaining independence.

Equity Compensation Plans

      The following table summarizes information, as of December 31, 2003, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock grants or other rights to acquire shares may be granted from time to time.

			Number of
			securities remaining
	Number of		available for future
	securities to be	Weighted average	issuance under equity
	issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	69,508,387	$15.29	46,366,173
Equity compensation plans not approved by security holders(2)	0	$0	0

Total	69,508,387	$15.29	46,366,173

(1)	Amount includes outstanding options under the Boston Scientific Corporation 1992, 1995, 2000 and 2003 Long-Term Incentive Plans and the 1992 Non-Employee Directors’ Stock Option Plan. Amount in column (c) includes 4,168,874 shares available for purchase by employees under the Global Employee Stock Ownership Plan, which are not available for grant in any other form. Both the 1992 Long-Term Incentive and 1992 Non-Employee Directors’ Stock Option Plans expired on March 31, 2002, after which time grants were only issued under the 1995, 2000 and 2003 Long-Term Incentive Plans.

(2)	The Company has acquired a number of companies over the past several years. From time to time, the Company will assume the acquired company’s incentive plan(s), including the outstanding options and warrants, if any, granted under the plan(s). No further options will be granted under these plans beyond those assumed in connection with the acquisitions. Assumed options that terminate prior to expiration are not available for re-grant. As of December 31, 2003, the aggregate number of shares to be issued under these assumed plans totaled 625,926 The weighted average exercise price of these options and warrant is $5.21.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under the securities laws of the United States, the Company’s directors, its executive officers and any persons holding more than ten percent of the Company’s common stock are required to report their ownership of the Company’s common stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during 2003. To the best knowledge of the Company, all of these filing requirements were timely satisfied by its directors, officers and ten percent holders, with the exception of a one Form 4 filed for Mr. Best to report a discretionary transaction in Mr. Best’s 401(k) account. The late filing was inadvertent and as soon as the oversight was discovered, the form was promptly filed. In making these statements, the Company has relied upon the written representations of its directors, officers and ten percent holders and copies of the reports that have been filed with the Securities and Exchange Commission.

STOCKHOLDER PROPOSALS

      Under our bylaws and SEC regulations, any stockholder proposal or director nominations for the 2005 Annual Meeting of Stockholders must be received on or before December 10, 2004 in order to be included in the Company’s year 2005 Proxy Statement. Please address your proposals to the Company’s Secretary at Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760-1537. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934.

HOUSEHOLDING

      Applicable rules permit brokerage firms and the Company to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event that you wish to revoke a “householding” consent you previously provided to a broker, you must contact that broker to revoke your consent. However, if you wish to receive a separate proxy for the 2004 Annual Meeting or a 2003 Annual Report, you may find these materials at our website, www.bostonscientific.com or you may receive printed copies by contacting Investor Relations, Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760-1537 or by calling (508) 650-8555.

      A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K IS AVAILABLE FREE OF CHARGE THROUGH THE COMPANY’S WEBSITE AT WWW.BOSTONSCIENTIFIC.COM OR BY REQUESTING IT IN WRITING FROM: BOSTON SCIENTIFIC CORPORATION, ATTN: INVESTOR RELATIONS, ONE BOSTON SCIENTIFIC PLACE, NATICK, MASSACHUSETTS 01760-1537.

APPENDIX A

BOSTON SCIENTIFIC CORPORATION

AUDIT COMMITTEE CHARTER

Purpose

      The Committee is established by the Board of Directors primarily for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company.

      The Committee is responsible for assisting the Board’s oversight of (1) the quality and integrity of the Company’s financial reporting process, financial statements and related disclosure, (2) the Company’s compliance with legal and regulatory requirements, (3) the Company’s ethics and integrity programs, (4) selection and retention of the independent auditors of the Company, and evaluation of the independent auditor’s qualifications, independence, and performance, (5) the annual independent audit of the Company’s financial statements, and (6) the performance of the Company’s internal audit function and financial controls.

      In performing its duties, the Committee should endeavor to maintain free and open communication among members of the Committee, independent auditors, internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain auditors, counsel, or other experts for this purpose, in each case at the expense of the Company.

Composition

1.	Members. The Committee shall consist of as many members as the Board shall determine, but in any event not fewer than three members. The members of the Committee shall be appointed annually by the Board upon the recommendation of the Nominating and Governance Committee.

2.	Qualifications. Each member of the Committee will meet all applicable independence, financial literacy and other requirements of law and the New York Stock Exchange. In addition, at least one member of the Committee will have accounting or related financial management expertise, as determined in good faith by the Board. The Board shall determine if any member of the Committee is an “audit committee financial expert” as defined by the Securities and Exchange Commission, it being the intention of the Company that at least one member of the Committee should be an “audit committee financial expert”, as so defined. No member of the Committee shall serve on the audit committee of more than three public companies, including the Company.

3.	Chairperson. The Chairperson of the Committee shall be appointed by the Board upon the recommendation of the Nominating and Governance Committee.

4.	Removal and Replacement. The members of the Committee may be removed or replaced, and any vacancies on the Committee shall be filled, by the Board upon the recommendation of the Nominating and Governance Committee. In addition, membership on the Committee shall automatically end at such time as the Board determines that a member ceases to meet the independence requirements of the New York Stock Exchange.

Operations

1.	Meetings. The Chairperson of the Committee, in consultation with the Committee members, shall determine the schedule and frequency of the Committee meetings, provided that the Committee shall meet in regular session at least four times annually. The Committee shall meet separately, periodically, with appropriate members of management, the internal auditors and the independent auditor of the Company.

2.	Agenda. The Chairperson of the Committee shall develop and set the Committee’s agenda, in consultation with other members of the Committee, the Board and management. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee five days in advance of each meeting to permit meaningful review by Committee members.

3.	Report to Board. The Chairperson of the Committee shall review the Committee’s actions with the Board at the next regularly scheduled Board meeting after such actions were taken.

4.	Self-Evaluation; Assessment of Charter. The Committee shall conduct an annual performance self-evaluation and shall report to the Board the results of the self-evaluation. The Committee shall assess the adequacy of this Charter on an annual basis and recommend any changes to the Board.

Authority and Duties

Independent Auditor’s Qualifications and Independence

5.	The Committee shall be directly responsible for the appointment, retention, compensation and oversight of the work of the independent auditor employed by the Company (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. In making its determinations regarding whether to appoint or retain a particular firm of independent auditors, the Committee shall take into account the views of management and the Company’s internal auditors, and the vote of the Company’s stockholders at the last annual stockholders meeting of the Company with respect to the ratification by the Company’s stockholders of the selection of the Company’s external auditors. The Committee shall (a) periodically obtain from the independent auditors formal written disclosures with respect to all relationships between the auditors and the Company, including those required by the Independent Standards Board, (b) actively engage in a dialogue with the independent auditors concerning any disclosed relationships or services that may impact their objectivity and independence from management and the Company, and (c) take appropriate action in response to the independent auditors’ report to satisfy itself of the auditors’ independence. The independent auditor shall report directly to the Committee.

6.	The Committee shall review and make recommendations regarding the plans, scope and staffing of the examination conducted by the independent auditors and their fees.

7.	The Committee shall have the sole authority to preapprove audit, audit-related and any non-audit services to be provided by the independent auditor. The Committee shall review any audit, audit-related and non-audit services in accordance with its preapproval policy. The Committee shall review with the lead audit partner whether any of the audit team members receive any discretionary compensation from the audit firm with respect to non-audit services performed by the independent auditor.

8.	The Committee shall obtain and review with the lead audit partner of the independent auditor, annually or more frequently as the Committee considers appropriate, a report by the independent auditor describing: the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry, review or investigation by governmental, professional or other regulatory authorities, within the preceding five years, respecting independent audits carried out by the independent auditor, and any steps taken to deal with these issues; and (to assess the independent auditor’s independence) all relationships between the independent auditor and the Company. The Committee shall, in addition to assuring the regular rotation of the lead (or coordinating) audit partner and the audit partner responsible for reviewing the audit, periodically consider whether there should be rotation of the audit firm.

9.	The Committee shall review the experience, qualifications and performance of the senior members of the independent audit team.

10.	The Committee shall preapprove the hiring of any employee or former employee of the independent auditor who was a senior member of the Company’s audit team during the preceding three fiscal years, and will only approve any such individual for a financial oversight role within the Company in accordance with applicable regulations. In addition, the Committee shall preapprove the hiring of any employee of the independent auditor for a position of Senior Vice President or above within the Company, regardless of whether that person was a member of the Company’s audit team.

Financial Statements and Related Disclosure

11.	The Committee shall discuss the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

12.	The Committee shall review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before the filing of the Company’s reports on Form 10-K and Form 10-Q. The Committee shall review management’s and the independent auditor’s judgment about the quality (not just acceptability) of accounting principles, the reasonableness of significant judgments, and the clarity and the completeness of the financial statements. The Committee shall recommend to the Board whether to include the financial statements in the Company’s annual report on Form 10-K.

13.	The Committee shall review with management, the internal auditors and the independent auditors (a) reports, evaluations and recommendations of the independent auditors, (b) all critical accounting policies and practices used by the Company in preparing its financial statements, (c) any major issues regarding accounting and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, (d) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company, (f) and discuss generally the type of information to be disclosed, and the type of presentation to be made, in press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as review and discuss the type of information to be disclosed, and the type of presentation to be made, in any financial information and earnings guidance provided to analysts and rating agencies, (g) other material communications between the independent auditor and management, including any significant disagreements with management, and (h) other required communications with the independent auditors. The Committee shall monitor progress towards correction of any important deficiencies.

14.	The Committee shall review periodically with management, and any outside professionals as the Committee considers appropriate, important trends and developments in financial reporting practices and requirements and their effect on the Company’s financial statements.

15.	The Committee shall prepare the report required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Performance of the Internal Audit Function and Independent Auditors

16.	The Committee shall review with management, the internal auditor and the independent auditor the scope, planning and staffing of the proposed audit for the current year. The Committee shall also review the internal audit function’s organization, responsibilities, plans, results, budget and staffing.

17.	The Committee shall review with management, the internal auditor and the independent auditor the quality, adequacy and effectiveness of the Company’s internal controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs and any significant deficiencies or material weaknesses in internal controls.

18.	The Committee shall discuss the Company’s policies with respect to risk assessment and risk management.

19.	The Committee shall receive reports on business operations and functions, and other financial reporting and control issues directly from Corporate Analysis and Control. The Committee shall monitor progress towards correction of any important deficiencies.

20.	The Committee shall receive reports directly from Corporate Analysis and Control relative to travel and expense accounts of the Chief Executive Officer and other executive officers.

21.	The Committee shall meet privately as necessary with the Company’s Vice President of Corporate Analysis and Control.

Compliance with Legal and Regulatory Requirements

22.	The Committee shall monitor adherence to established corporate policies, codes and practices, including such matters as conflicts of interest, political contributions, questionable payments and standards of business conduct, and shall arrange for any special investigations or audits that may be deemed necessary.

23.	The Committee shall maintain an overview of and make appropriate recommendations regarding the Company’s policy, practice, staffing and posture regarding general legal matters, tax law and regulatory law issues. The Committee also shall review the Company’s relationship with external attorneys.

24.	The Committee shall review with management, and any internal or external counsel as the Committee considers appropriate, any legal and regulatory matters (including the status of pending litigation) that may have a material impact on the Company and any material reports or inquiries from regulatory or governmental agencies, and shall review with the general counsel and other appropriate personnel the adequacy and effectiveness of the Company’s procedures to ensure compliance with its legal and regulatory responsibilities.

25.	The Committee shall monitor compliance with the Company’s Code of Conduct, including reviewing with the general counsel the adequacy and effectiveness of the Company’s procedures to ensure proper compliance and determining whether any waivers to the code shall be granted. The Committee shall also review the Company’s Code of Conduct no less frequently than annually and develop and recommend to the Board any revisions thereto and to the Company’s Corporate Integrity Program.

26.	The Committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls over financial reporting, auditing matters or potential violations of law and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters or potential violations of law.

27.	The Committee shall review potential conflicts of interests for directors, executive officers and senior financial officers, and approve or disapprove transactions, including such potential conflicts of interest in accordance with the applicable Corporate Governance Guidelines. The Committee also shall review and determine, when applicable, whether any waivers to the Company’s policy on conflicts of interest shall be granted to directors, executive officers and senior financial officers of the Company.

      The foregoing list of duties is not exhaustive, and the Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its duties. The Committee shall have the power to delegate its authority and duties to subcommittees or individual members of the Committee, as it deems appropriate in accordance with applicable laws and regulations.

      The Committee shall have the power to retain independent auditors to assist the Committee in its oversight function. The Committee may also retain counsel or other advisors, as it deems appropriate. The Committee shall have sole authority to retain and terminate such auditors, counsel or other advisors and to approve such auditors’, counsel’s or other advisors’ fees and other retention terms. The Company shall compensate any such auditors, counsel or other advisors retained by the Committee.

Clarification of Audit Committee’s Role

      The Committee’s responsibility is one of oversight. It is the responsibility of the Company’s management to prepare consolidated financial statements in accordance with applicable law and regulations and of the Company’s independent auditor to audit those financial statements. Therefore, each member of the Committee shall be entitled to rely, to the fullest extent permitted by law, on the integrity of those persons and organizations within and outside the Company from whom he or she receives information, and the accuracy of the financial and other information provided to the Committee by such persons or organizations.

BSCPS2004

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
PROPOSALS 1 and 2.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of Directors

Nominees:

(01)	Ursula M. Burns,

(02)	Marye Anne Fox,

(03)	N. J. Nicholas, Jr., and

(04)	John E. Pepper

FOR ALL	WITHHOLD
NOMINEES	FROM ALL NOMINEES
☐	☐

☐	For all nominees, except as noted below: (Print name of nominee(s) in the space provided below).

2.	Ratification of Ernst & Young LLP as independent auditors.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Signature	Signature	Date

Sign exactly as your name appears on this Proxy. If the shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees, partners, custodians, guardians, attorneys and corporate officers, please add your full title(s).

^ FOLD AND DETACH HERE ^

Boston
Scientific
[LOGO]

Electronic Proxy Materials

An electronic version of the Notice of Annual Meeting and Proxy Statement with respect to the Boston Scientific Corporation Annual Meeting of Stockholders to be held on May 11, 2004, is also available at www.bostonscientific.com by selecting Webcasts and Reports from the Investor Relations section of the website and at www.eproxy.com/bsx.

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Daylight
Time, May 10, 2004

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/bsx		1-800-435-6710

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Boston
Scientific
[LOGO]

PROXY

BOSTON SCIENTIFIC CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints PETER M. NICHOLAS, PAUL W. SANDMAN and LAWRENCE J. KNOPF, and each of them acting solely, proxies, with full power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated hereon, all of the shares of common stock of Boston Scientific Corporation (the “Company”), par value $.01 per share, and if applicable, hereby directs the trustees and fiduciaries of the employee benefit plans shown on the reverse side hereof to vote all of the shares of common stock allocated to the account of the undersigned, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the FleetBoston Financial Building, 100 Federal Street, Boston, Massachusetts on Tuesday, May 11, 2004, at 10:00 A.M. (Eastern Daylight Time), and at any adjournment or postponement thereof.

     THE UNDERSIGNED HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF AND PROXY STATEMENT FOR THE ANNUAL MEETING.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

(Please sign and date on reverse side and return promptly in the enclosed envelope)

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

You can now access your Boston Scientific Corporation account online.

Access your Boston Scientific Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Boston Scientific Corporation, makes it easy and convenient to get current information on your shareholder account.

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